UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  July 31, 2015

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive office and registrant's telephone number	IRS Employer Identification Number
001-36518	NEXTERA ENERGY PARTNERS, LP	30-0818558
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

Effective July 31, 2015, NextEra Energy Partners, LP (NEP) entered into a membership interest purchase agreement (purchase and sale agreement) with Dearing Holdings, LP, Gutierrez Ventures, LP, Mission Pipeline Midstream, Inc., and NET Investment Company LLC (collectively, the sellers), Midstream Partners Sellers’ Representative LLC (sellers’ representative), Jerry Dearing and Joe Gutierrez (collectively, the principals), ArcLight Capital Partners, LLC, National Energy & Trade, LP and NET Holdings Management, LLC (NET Midstream). Pursuant to the terms of the purchase and sale agreement, NEP has agreed to acquire 100% of the membership interests in NET Midstream (the NET Midstream acquisition), for an aggregate purchase price of approximately $2 billion, less indebtedness of NET Midstream and its subsidiaries at closing, subject to (i) a $200 million holdback payable, in whole or in part, upon satisfaction of financial performance and capital expenditure thresholds relating to anticipated expansion projects, (ii) a $200 million indemnity holdback as described below and (iii) certain adjustments for working capital.

The purchase and sale agreement contains customary representations, warranties, covenants and agreements. Among other covenants, NET Midstream has agreed, for the period between the execution of the purchase and sale agreement and closing, to conduct its business in substantially the same manner previously conducted, not to engage in certain types of activities and transactions, and not to solicit, or provide information or enter into discussions concerning, proposals for alternative sale transactions. The purchase and sale agreement may be terminated by either the sellers or NEP for various reasons, including mutual written consent or if the NET Midstream acquisition does not close on or before October 15, 2015.

Under the purchase and sale agreement, NEP and the sellers have agreed to indemnify each other against certain losses resulting from any breach of the respective representations, warranties or covenants contained in the purchase and sale agreement, subject to certain limitations and survival periods. In order to secure the sellers’ indemnification obligations, the sellers have agreed to the above-referenced $200 million purchase price holdback for a period of 18 months following the closing date of the NET Midstream acquisition, which holdback shall be applied to satisfy certain indemnification obligations of the sellers arising under the purchase and sale agreement during such 18-month period. The $200 million indemnity holdback may be reduced by up to $10 million depending on certain post-closing employee retention thresholds.

The NET Midstream acquisition is expected to close early in the fourth quarter of 2015, subject to the satisfaction or waiver of customary closing conditions, including the expiration or early termination of any required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The foregoing description of the rights and obligations of the parties under the purchase and sale agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the purchase and sale agreement, which is filed as Exhibit 2 to this Current Report on Form 8-K and incorporated herein by reference.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits.

Exhibit Number	Description
2
Membership Interest Purchase Agreement by and among Dearing Holdings, LP, Gutierrez Holdings, LP, Mission Pipeline Midstream, Inc., and NET Investment Company LLC, Midstream Partners Sellers’ Representative LLC, Jerry Dearing and Joe Gutierrez, NextEra Energy Partners, LP, ArcLight Capital Partners, LLC, National Energy & Trade, LP and NET Holdings Management, LLC, dated as of July 31, 2015*

*NEP has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the SEC copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 3, 2015

NEXTERA ENERGY PARTNERS, LP
(Registrant)

By:	NextEra Energy Partners GP, Inc., its general partner

CHRIS N. FROGGATT
Chris N. Froggatt Controller and Chief Accounting Officer

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